FOR IMMEDIATE RELEASE       November 24, 2004
                            CONTACT:  Rosemarie Faccone
                                      Susan Jordan
                                      732-577-9997



                  UNITED MOBILE HOMES, INC.
                     CLOSES ON NEW LOAN


           FREEHOLD, NJ, November 24, 2004.. United Mobile Homes, Inc. (AMEX:UMH) is pleased to announce that the Company has obtained a $15,000,000 mortgage loan with Bank of America, N.A. This loan is secured by four properties and is for a five year term at an effective interest rate of 5.82%. This loan replaces an existing 7.5% loan with a current balance of approximately $7.7 million due December 1, 2005.

           Samuel A. Landy, President, stated, "This loan bolsters our financial position and will be used to repay existing debt, to pursue growth opportunities through acquisitions and expansions, and for other corporate purposes. We are very happy to continue our long term relationship with Bank of America and its predecessor banks."

           United Mobile Homes, Inc., a publicly-owned real estate investment trust, owns and operates twenty-seven manufactured home communities located in New Jersey, New York, Pennsylvania, Ohio and Tennessee. In addition, the Company owns a portfolio of REIT securities.


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